Exhibit 10.36

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Sixth Amendment to Credit and Security Agreement (this “Amendment”), dated as of March 21, 2005, is made by and between CORSAIR MEMORY, INC., a California corporation (the “Borrower”), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”).

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement, dated as of June 10, 2003, as amended by that certain First Amendment to Credit and Security Agreement, dated as of August 13, 2003, that certain Second Amendment to Credit and Security Agreement, dated as of November 10, 2003, that certain Third Amendment to Credit and Security Agreement, dated as of April 1, 2004, that certain Fourth Amendment to Credit and Security Agreement, dated as of July 31, 2004, and that certain Fifth Amendment to Credit and Security Agreement, dated as of December 9, 2004 (as so amended, the “Credit Agreement”).

The Borrower and the Lender desire to make further amendments to the Credit Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.     Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.     Amendments.

(i)     Amended Definitions.

(1)     Clause (x) of the definition of “Eligible Accounts” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“(x)     Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds 15% (except in the case of Fry’s Electronics, Rackable Systems and ABS Computer, in which case such percentage shall be 30%; provided that in no case may Accounts owed by any three (3) Account Debtors exceed 60% of the aggregate amount of all Accounts) of the aggregate amount of all Accounts;”

(2)     The definition of “Eligible Foreign Accounts Sublimit” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“‘Eligible Foreign Accounts Sublimt’ means an amount equal to 50% of the Maximum Line then in effect.”

(3)     The definition of “Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“‘Margin’ means an amount determined pursuant to Section 2.12(b).”

(4)     The definition of “Maturity Date” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“‘Maturity Date’ means June 30, 2007.”

(5)     The definition of “Maximum Line” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“‘Maximum Line’ means $20,000,000; provided, however, the Borrower shall have the option to increase the Maximum Line in increments of $3,500,000 each (up to a maximum of $34,000,000) so long as, for each incremental increase, (i) the Borrower shall have given the Lender 10 days’ prior written notice, (ii) no Default or Event of Default shall have occurred and be continuing, (iii) Borrower shall have paid to the Lender a maximum line increase fee installment in the amount of $35,000, and (iv) the Borrower shall have executed and delivered to the Lender a Replacement Revolving Note in the amount of the increased Maximum Line and otherwise in form and substance satisfactory to Lender in its sole discretion; provided, further that the Maximum Line may be reduced pursuant to Section 2.16, in which event it shall mean such lower amount.”

(6)     The definition of “Net Income” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

“‘Net Income’ and ‘Net Loss’ mean fiscal year-to-date after-tax net income, or loss, as applicable, from continuing operations as determined in accordance with GAAP before the payment of bonuses to officers or employees of Borrower and contributions to Borrower’s Employee Stock Option Plan.”

(ii)     New Definitions.

(1)         The definition of “Equipment Advance” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘Equipment Advance’ has the meaning given in Section 2.9A.”

(2)     The definition of “Equipment Loan Commitment” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘Equipment Loan Commitment’ means $1,000,000.”

(3)     The definition of “Equipment Note” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘Equipment Note’ means the Borrower’s equipment note, payable to the order of the Lender, dated as of March 21, 2005, in the original principal amount of $1,000,000, and any note or notes issued in substitution therefor.”

(4)     The definition of “Floating Rate Advance” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘Floating Rate Advance’ means a Revolving Advance bearing interest at the Floating Rate.”

(5)     The definition of “Interest Period” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘Interest Period’ means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued pursuant to Sections 2.2(a) or 2.3(b), or on which a Floating Advance is converted to a LIBOR Advance pursuant to Section 2.3(a), and ending on (but excluding) the Business Day numerically corresponding to such date that is one, three or six months thereafter as designated by Borrower, during which period all or a portion of the outstanding principal balance of the LIBOR Advance shall bear interest determined in relation to LIBOR; provided, however, that:

(a)     No Interest Period may be selected for an Advance for a principal amount less than Five Hundred Thousand Dollars ($500,000), and integral multiples of Five Hundred Thousand Dollars ($500,000) each, and no more than four (4) different Interest Periods may be outstanding at any one time;

(b)     If an Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next Business Day thereafter, unless that Business Day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month);

(c)     No Interest Period applicable to a Revolving Advance may end later than the Maturity Date; and

(d)     In no event shall the Borrower select Interest Periods with respect to Advances which, in the aggregate, would require payment of a contracted funds breakage fee under Section 2.9(h) in order to make required principal payments.”

(6)     The definition of “LIBOR” is hereby added to Section 1.1 of the Credit Agreement as follows:

“‘LIBOR’ means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR

100% - LIBOR Reserve Percentage

(a)     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable Interest Period.

(7)     The definition of “LIBOR Advance” is hereby added to Section 1.1 of the Credit Agreement as follows:

“LIBOR Advance” means an annual interest rate equal to the sum of LIBOR plus the applicable Margin.”

(iii)     Amendment to Article II of Credit Agreement.

(1)     Section 2.2(a) of the Credit Agreement is hereby amended in its entirety as follows:

“(a)     Time for Requests. The Borrower shall request each Advance not later than 10:00 a.m., Pacific time on the Banking Day which is the date the Advance is to be made. Each such request shall be effective upon receipt by the

Lender, shall be in writing or by telephone, telecopy transmission or email, to be confirmed in writing by the Borrower if so requested by the Lender, shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent, which confirmation shall specify whether the Advance shall be a Floating Rate Advance or a LIBOR Advance and, with respect to any LIBOR Advance, shall specify the principal amount of the LIBOR Advance and the Interest Period applicable thereto. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.”

(2)     Section 2.2(c) is hereby added to the Credit Agreement as follows:

“(c)     Type of Advances. Each Advance shall be funded as either a Floating Rate Advance or a LIBOR Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.2(a); Floating Rate Advances and LIBOR Advances may be outstanding at the same time. Each request for a LIBOR Advance shall be in multiples of $500,000, with a minimum request of at least $500,000. LIBOR Advances shall not be available during Default Periods.”

(3)     Section 2.3 of the Credit Agreement is hereby amended in its entirety as follows:

“Section 2.3 LIBOR Advances.

(a)     Converting Floating Rate Advances to LIBOR Advances; Procedures. So long as no Default Period is in effect, the Borrower may convert all or any part of the principal amount of any outstanding Floating Rate Advance into a LIBOR Advance by requesting that the Lender convert same no later than the Cut-off Time on the Business Day immediately preceding the Business Day on which the Borrower wishes the conversion to become effective. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender and shall be confirmed in writing by the Borrower if the Lender so requests by any Officer or designated agent identified in Section 2.2(a) or person reasonably believed by the Lender to be such an Officer or designated agent, which request shall specify the Business Day on which the conversion is to occur, the total amount of the Floating Rate Advance to be converted, and the applicable Interest Period. Each such conversion shall occur on a Business Day, and the aggregate amount of Floating Rate Advances converted to LIBOR Advances shall be in multiples of $500,000, with a minimum conversion amount of at least

$500,000. The aggregate principal amount of all LIBOR Advances outstanding shall at no time exceed 80% of the outstanding principal amount of the Obligations.

(b)     Procedures at End of an Interest Period. Unless the Borrower requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Advance to a Floating Rate Advance on the last day of the relevant Interest Period. So long as no Default exists, the Borrower may cause all or any part of any maturing LIBOR Advance to be renewed as a new LIBOR Advance by requesting that the Lender continue the maturing Advance as a LIBOR Advance no later than the Cut-off Time on the Business Day immediately preceding the Business Day constituting the first day of the new Interest Period. Each such request shall be confirmed in writing by the Borrower upon the Lender’s request by any Officer or designated agent identified in Section 2.2(a), which confirmation shall be effective upon receipt by the Lender, and which shall specify the amount of the expiring LIBOR Advance to be continued and the applicable Interest Period. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Advance shall be in multiples of $500,000, with a minimum Advance of at least $500,000.

(c)     Setting and Notice of Rates. The Lender shall, with respect to any request for a LIBOR Advance under Section 2.2 or a conversion or renewal of a LIBOR Advance under this Section 2.3, provide the Borrower with a LIBOR quote for each Interest Period identified by the Borrower on the Business Day on which the request was made, if the request is received by the Lender prior to the Cut-off Time, or for requests received by the Lender after the Cut-off Time, on the next Business Day or on the Business Day on which the Borrower has requested that the LIBOR Advance be made effective. If the Borrower does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request from Borrower for a LIBOR quote shall be subject to redetermination by Lender of the applicable LIBOR for the LIBOR Advance.

(d)     Taxes and Regulatory Costs. Borrower shall pay Lender with respect to any Advance, upon demand and in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.”

(4)     Clause (i) of Section 2.5(a) of the Credit Agreement is hereby amended in its entirety as follows:

“(i)     $3,000,000 less the L/C Amount, or”

(5)     Section 2.9A of the Credit Agreement is hereby amended in its entirety as follows:

“Section 2.9A Equipment Advances.

(a)     Subject to the terms and conditions hereof, the Lender agrees to make term loans (each, an “Equipment Advance” and collectively the “Equipment Advances”) to or for the benefit of Borrower, in minimum amounts of $100,000 up to an aggregate amount not to exceed the Equipment Loan Commitment. The Borrower’s obligation to pay the Equipment Advances shall be evidenced by the Equipment Note and shall be secured by the Collateral as provided in Article III. Equipment Advances may not be re-borrowed after repayment is made by the Borrower. Each Equipment Advance shall be advanced directly to the applicable vendor or Borrower, as Borrower may request. The foregoing to the contrary notwithstanding, (i) each Equipment Advance shall be in an amount, as determined by the Lender, not to exceed 80% of Borrower’s invoice cost (net of shipping, taxes, freight, installation, and other so-called “soft costs”) of new or used Equipment that is to be purchased by Borrower with the proceeds of such Advance, or new or used Equipment that has been purchased by Borrower within 30 days prior to the date of such Advance, (ii) the Equipment that is to be acquired or that has been purchased by Borrower must be acceptable to the Lender in all respects, not be a fixture, and not be intended to be affixed to real property or to become installed in or affixed to other goods, (iii) the Lender shall have no obligation to make any Equipment Advance hereunder to the extent that the making thereof would cause the then outstanding amount of all Equipment Advances to exceed the Equipment Loan Commitment, (iv) prior to each such Equipment Advance, Lender shall have received an invoice for the Equipment to be purchased in form and substance satisfactory to Lender, together with evidence satisfactory to Lender that the delivery of such Equipment has been made, (v) Lender may review the value of any Equipment purchased with any Equipment Advance, with the results of such review to be satisfactory to Lender in its sole discretion and (vi) the aggregate amount of all Equipment Advances outstanding at any time (including giving effect to any requested Equipment Advance) shall not exceed the lesser of cost or fair market value, of all of the Equipment acquired or financed with the proceeds of such Equipment Advances.

(b)     Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.12(a) and shall be payable on the last day of each month. The principal payments owing on the Equipment Advances shall be amortized and shall be due and payable in thirty-six (36) equal monthly installments of principal, with such installments to be due and payable commencing on the first day of the first month following the making of such Equipment Advance and on the same day of each succeeding month until the date thirty-six (36) months from the first such payment, whereupon the entire remaining unpaid principal balance of such Equipment Advance, together with all accrued but unpaid interest shall be due and payable.

(c)     Notwithstanding the foregoing, on the Termination Date, the entire unpaid principal balance of the Equipment Note, and all unpaid interest accrued thereon, shall in any event be due and payable.”

(6)     Section 2.12(b) of the Credit Agreement is hereby amended in its entirety as follows:

“(b)     Margins. The Margins shall be 0% for Advances that are Floating Rate Advances, and 2.75% for Advances that are LIBOR Advances.”

(7)     Section 2.12(c) of the Credit Agreement is hereby amended in its entirety as follows:

“(c)     Minimum Interest Charge. Notwithstanding the interest payable pursuant to Subsection (a), the Borrower shall pay to the Lender interest of not less than $30,000 per calendar month (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Subsection (a) on the first day of each month and on the Termination Date.”

(8)     Section 2.13(f) of the Credit Agreement is hereby amended in its entirety as follows:

“(f)     Termination and Line Reduction Fees. If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, (ii) by the Borrower (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, or if the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction of the Maximum Line, as the case may be) as follows: (A) two percent (2.0%) if the termination or reduction occurs on or before June 30, 2006; and (B) one percent (1.0%) if the termination or reduction occurs after June 30, 2006.”

(9)     Section 2.13(i) of the Credit Agreement is hereby amended in its entirety as follows:

“(i)     Contracted Funds Breakage Fees. The Borrower may prepay the principal amount of the Revolving Note at any time, whether voluntarily or by acceleration, provided, however, that if the principal amount of any Revolving Note LIBOR Advance is prepaid, the Borrower shall pay to the Lender immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(a)     Determine the amount of interest which would have accrued each month on the amount prepaid at (10) the LIBOR Advance rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(b)     Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(c)     If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that a prepayment may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower therefore agrees to pay the above-described prepayment fee and agrees that said prepayment fee represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of the Lender.”

(10)     Section 2.14(a) of the Credit Agreement is hereby amended in its entirety as follows:

“(a)     Time For Interest Payments. Interest accruing on Advances shall be due and payable in arrears on the last day of each month and on the Termination Date. Interest accruing on each LIBOR Advance shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods that are longer than one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.”

(iv)     Amendments to Article XI of the Credit Agreement.

(1)     Section 6.7 of the Credit Agreement is hereby amended in its entirety as follows:

“Section 6.7 Restricted Payments. Except as set forth in this Section 6.7, the Borrower will not declare or pay any Restricted Payments; provided, however, notwithstanding the foregoing, the Borrower may make Restricted Payments provided that both before and after giving effect to such Restricted Payment, (i) no Default Period shall be continuing, and (ii) the Borrower shall have first delivered to the Lender a certificate certified by an Officer of the Borrower demonstrating to the satisfaction of the Lender, in its sole discretion, that Availability is no less than $1,000,000.”

(2)     Section 6.2(a) of the Credit Agreement is hereby amended in its entirety as follows:

“(a)     Minimum Debt Service Coverage Ratio. The Borrower will maintain at all times, its Debt Service Coverage Ratio, determined as at the end of each quarter, at not less than 1.10:1.0.”

(3)     Section 6.2(b) of the Credit Agreement is hereby amended in its entirety as follows:

“(b)     Minimum Book Net Worth. The Borrower will maintain, during each period described below, its Book Net Worth plus subordinated debt, determined as at the end of each month, at an amount not less than the amount set forth in the table below opposite such period:

Period	Minimum Book Net Worth
12/1/04 through 2/28/05	$2,400,000
3/1/05 through 5/31/05	$2,900,000
6/1/05 through 8/31/05	$3,400,000
9/1/05 through 11/30/05	$3,900,000
12/1/05 and each month thereafter	$4,400,000

(4)     Section 6.2(c) of the Credit Agreement is hereby amended in its entirety as follows:

“(c)     Minimum Net Income. The Borrower will achieve during each quarter described below Net Income, of not less than the amount set forth in the table below opposite such quarter:

Quarter	Minimum Net Income
Quarter ending 3/31/05	$500,000
Quarter ending 6/30/05	$500,000
Quarter ending 9/30/05	$500,000
Quarter ending 12/31/05	$500,000

(5)     Section 6.2(d) of the Credit Agreement is hereby amended in its entirety as follows:

“(d)     Capital Expenditures. The Borrower will not incur or contract to incur unfinanced Capital Expenditures of more than $1,000,000 in the aggregate during any fiscal year.”

3.     Audit Frequency. Notwithstanding anything stated to the contrary in Section 2.13(c) of the Credit Agreement, Borrower shall not be required to pay any fees with respect to audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower to the extent more than three (3) such audits or inspections are conducted in any calendar year other than audits or inspections conducted during a Default Period.

4.     Maximum Line Increase Fee. The Borrower shall pay to the Lender a maximum line increase fee in the amount of $140,000 (“Maximum Line Increase Fee”). The Maximum Line Increase Fee shall be fully earned upon the effectiveness of this Amendment, as set forth in Section 5 hereinabelow, and non-refundable. The Maximum Line Increase Fee shall be payable as follows: $35,000 shall be due and payable concurrent with each notice from the Borrower to the Lender of its desire to increase the Maximum Line by $3,500,000, as set forth in the definition of “Maximum Line,” and any unpaid balance of the Maximum Line shall be due and payable in full on the Termination Date.

5.     No Other Changes. All of the terms and conditions of the Credit Agreement and the Loan Documents as amended by this Amendment shall remain in full force and effect.

6.     Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)     The Acknowledgment and Agreement of the Subordinated Creditors attached to this Amendment, duly executed by each Subordinated Creditor.

(b)     The Acknowledgement and Agreement of Guarantor attached to this Amendment, duly executed by Guarantor.

(c)     A Replacement Revolving Note in the form attached hereto as Exhibit A.

(d)     An Equipment Note in the form attached hereto as Exhibit B.

(d)     Such other matters as the Lender may require.

7.     Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)     The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)     The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)     All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8.     References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

9.     Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

10.     Miscellaneous. This Amendment, the Acknowledgement and Agreement of Guarantor, and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.

By	/s/ Jeffrey Cristol
Name:	Jeffrey Cristol
Title:	Vice President

CORSAIR MEMORY, INC.

By	/s/ Andrew J. Paul
Name:	Andrew J. Paul
Title:	President and Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Business Credit, Inc. (the “Lender”) pursuant to a Guaranty, dated as of June 10, 2003 (as amended from time to time, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Sixth Amendment to Credit and Security Agreement, dated as of March 21, 2005 (the “Amendment”); (ii) consents to the terms and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Guaranty as amended hereinbelow; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

The undersigned hereby further agrees that Sections 4 and 5 of the Guaranty are hereby amended in their entirety as follows:

“4     Death or Insolvency of Guarantor. If the Guarantor shall die or shall be or become insolvent (however defined), then the Lender shall have the right to declare immediately due and payable, and the Guarantor will forthwith pay to the Lender, the full amount of all of the Indebtedness whether due and payable or unmatured; provided, however, notwithstanding the foregoing and so long as either (i) the estate of Guarantor reaffirms the obligations owing hereunder within 60 days of such death, or (ii) Lender is provided with cash collateral in the amount of $1,500,000 pursuant to a cash collateral security agreement in the form of Exhibit A attached hereto (either from the estate of the Guarantor or from the cash proceeds of a life insurance policy on the Guarantor’s life, in which case Guarantor shall be released from its obligations under this Guaranty) to hold as additional security for the Borrower’s Obligations until such time as the Borrower’s Obligations have been paid in full, in cash, and the Credit Agreement has been terminated, then Lender shall not declare the Indebtedness immediately due and payable by reason of Guarantor’s death; provided further that if Guarantor shall die, such occurrence may also be a Change of Control and an independent Event of Default under Section 7.1(c) of the Credit Agreement. If the Guarantor voluntarily commences or there is commenced involuntarily against the Guarantor a case under the United States Bankruptcy Code, the full amount of all of the Indebtedness, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.”

“5     Limited Guaranty. Notwithstanding anything to the contrary contained herein, the aggregate amount of the Indebtedness which may from time to time be outstanding, the liability of the Guarantor hereunder shall be limited to a principal amount of $1,500,000, plus accrued interest thereon and all attorneys’ fees, collection costs and enforcement expenses referable thereto. The Indebtedness may be created and continued in any amount, whether or not in excess of such principal amount, without affecting or impairing the Guarantor’s liability hereunder, and the Lender may pay (or allow for the payment of) the excess out of any sums received by or available to the Lender on account of the Indebtedness from the Borrower or any other person (except the Guarantor), from their properties, out of any collateral security or from any other source, and such payment (or allowance) shall not reduce, affect or impair the Guarantor’s liability hereunder. Any payment made by the Guarantor under this Guaranty shall be effective to reduce or discharge such liability only if accompanied by a written transmittal document, received by the Lender, advising the Lender that such payment is made under this Guaranty for such purpose.”

Dated as of March 21, 2005

/s/ Andrew J. Paul
Andrew J. Paul, an individual

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

The undersigned, each a subordinated creditor of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Business Credit, Inc. (the “Lender”) pursuant to a Subordination Agreement, dated as of June 10, 2003 (each, a “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Sixth Amendment to Credit and Security Agreement, dated as of March 21, 2005 (the “Amendment”); (ii) consents to the terms and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under his Subordination Agreement.

Dated as of March 21, 2005	/s/ Andrew J. Paul
Andrew J. Paul, an individual

/s/ John S. Beekley
John S. Beekley, an individual

/s/ Don Lieberman
Don Lieberman, an individual

Exhibit A to Sixth Amendment to Credit and Security Agreement

REPLACEMENT REVOLVING NOTE

$20,000,000	March , 2005

For value received, the undersigned, CORSAIR MEMORY, INC., a California corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Note replaces that certain Revolving Note, dated as of April 1, 2004, made by the Borrower to the order of the Lender, and continues the Obligations incurred thereunder and evidenced thereby.

CORSAIR MEMORY, INC.

By
Its President

Exhibit B to Sixth Amendment to Credit and Security Agreement

EQUIPMENT NOTE

$1,000,000	March , 2005

For value received, the undersigned, CORSAIR MEMORY, INC., a California corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the “Lender”), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of One Million Dollars ($1,000,000) or, if less, the aggregate unpaid principal amount of all Equipment Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Equipment Note referred to in the Credit Agreement.

This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

CORSAIR MEMORY, INC.

By
Its President